Exhibit 4.6
SECOND AMENDMENT TO IMMUNITY AGREEMENT
     Whereas Motorola Inc., (“MOTOROLA”) and ST Assembly Test Services, Ltd. (“STATS”) entered into an Immunity Agreement on October 18, 1996 involving BGA packages (“IMMUNITY AGREEMENT”);
     Whereas the IMMUNITY AGREEMENT was amended on April 22, 2003 (“First Amendment”) to include renewing the IMMUNITY AGREEMENT and changing in the ASSEMBLY HOUSE SALES calculation from a number based on BGA pads sold to a number based on total consolidated gross sales revenues; and
     Whereas Freescale, Semiconductor Inc. (“FREESCALE”) and STATS ChipPAC Ltd. (“STATS CHIPPAC”) are now parties to the IMMUNITY AGREEMENT;
     Now therefore, FREESCALE and STATS CHIPPAC agree to amend the above-identified IMMUNITY AGREEMENT as follows (“Second Amendment”):
1. In Section 1, replace old Section 1.8 with new Section 1.8 below:
1.8	ASSEMBLY HOUSE SALES shall mean the total consolidated gross sales revenues of STATS CHIPPAC., and its subsidiaries providing BGA packaging services as reported by STATS CHIPPAC., or its parent company, if any, to the relevant Singapore government authorities or to the public, as the case may be. ASSEMBLY HOUSE SALES shall not include the sale of assembly services to Intel, Inc. For clarification, ASSEMBLY HOUSE SALES shall include the sale of assembly services to FREESCALE.
2. In Section 4, after Section 4.5 add new section 4.6 below:
4.6	ASSEMBLY HOUSE shall keep full, clear, and accurate records with respect to ASSEMBLY HOUSE SALES. FREESCALE shall have the right through a mutually agreed upon independent auditor to examine and audit no more than once a year at a mutually agreeable time all such records and such other records and account as may under recognized accounting practices contain information bearing upon the amount of royalty payable to FREESCALE under this Agreement. Prompt Adjustment shall be made to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on a check or otherwise. FREESCALE shall be responsible for the compensation of the auditor.
All other terms and conditions of the above-identified IMMUNITY AGREEMENT remain the same
Indicating their agreement to the foregoing, the parties have hereto executed this extension of the above-identified IMMUNITY AGREEMENT in duplicate.

Freescale Semiconductor, Inc.		STATS ChipPAC, Ltd.
By:	/s/ Paul Reidy	By:	/s/ Michael G. Potter
Title:	Vice President	Title:	Chief Financial Officer

Date:	09/19/06	Date: